Exhibit 10.1

WII Components, Inc.
525 Lincoln Avenue SE
St. Cloud, MN 56304

May 31, 2006

John Fitzpatrick
1710 Shadywood Road
Wayzata, MN  55391

Re:                     Bonus Payments and Acceleration of Vesting

Dear John:

In recognition of your contributions to the growth of WII Components, Inc. (together with its subsidiaries, the “Company”), the Board of Directors of the Company (the “Board”) has decided to make you eligible to receive (i) a cash bonus (the “Bonus”) and (ii) acceleration (the “Acceleration”) of the vesting of your options granted to you pursuant to those certain Incentive Stock Option Agreements between you and the Company, dated as of May 9, 2003 and April 22, 2004 (the “Existing Option Agreements”) in the event of a sale of the Company.  Your right to receive the Bonus and the Acceleration is subject in its entirety to the terms and conditions set forth herein and the approval, if required, of the payment of the Bonus by the Company’s senior lender.

1.             Definitions.  For the purposes of this letter agreement, the following terms shall have the following respective meanings.

“Cause” shall have the meaning set forth in the Existing Option Agreements.

“Good Reason” shall have the meaning set forth in the Existing Option Agreements.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Sale Event” shall mean, regardless of form thereof, consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated Person, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction or (v) the liquidation or dissolution of the Company if effected in connection with any of the foregoing.

“Service Relationship”  shall mean any relationship as an employee or part-time employee with the Company or one of its subsidiaries (or their successors) such that, for example, a Service Relationship shall be deemed to continue without interruption in the event that your status changes from employee to part-time employee.

2.             Payment of Bonus.

(a)           Aggregate Amounts Payable.  The amount payable hereunder shall be $658,800 (which shall be subject to withholding under applicable law).

(b)           Payment on Sale Event.  If the right to receive the Bonus has vested pursuant to subparagraph (c) (ii) or (iii) below, the Bonus shall be payable only upon the consummation of a Sale Event, if your Service Relationship has not previously terminated and you are so requested by the Board, you execute an agreement to continue your Service Relationship with the Company (or its successor) for a period of two (2) years following the consummation of the Sale Event in a substantially similar capacity as you served the Company immediately prior to the date of the consummation of the Sale Event.

(c)           Vesting of Bonus.  Your right to receive the Bonus shall vest on the earliest to occur of (i) June 30, 2009, (ii) the consummation of a Sale Event or (iii) in the event that your Service Relationship with the Company has terminated prior to either of the events described in (i) or (ii), pursuant to the provisions of subparagraph (e) below.

(d)           Timing of Payment.  The Bonus, if any, shall be paid within five (5) days of the consummation of the Sale Event.

(e)           Termination.  In the event of the termination of your Service Relationship by the Company with Cause or by you without Good Reason, unless already vested pursuant to subparagraph (c) above, your entitlement to receive any payments hereunder shall terminate immediately.  In the event of the termination of your Service Relationship by the Company without Cause or by you with Good Reason, unless already vested pursuant to subparagraph (c) above, you will be entitled to receive all or a portion of the Bonus upon the subsequent consummation of a Sale Event as set forth below:

Determination Date	% of Bonus Amount Payable
0-365 days after termination date	100%
366-546 days after termination date	50%
547-730 days after termination date	25%
thereafter	0%

The Determination Date used in the table above shall be either (i) the date that a letter of intent regarding a bona fide acquisition of the Company (an “LOI”) has been approved by the Board and executed by the Company and the relevant third party or (ii) if no LOI is executed but a Sale Event is consummated, the date that the Company and the third party acquiror agree in principle to the basic terms and conditions of such Sale Event.  By way of illustration only, if your Service Relationship is terminated by the Company without Cause on February 9, 2007 and the Company executes an LOI on February 14, 2008, then, upon consummation of the Sale Event described in the LOI, you shall receive 50% of the Bonus amount.

(f)            No Assignments.  Your rights and interest, if any, in the Bonus may not be assigned or transferred, and are not subject to attachment, garnishment, judicial order, execution or other creditors’ processes.  The rights and obligations of the Company hereunder may be assigned by the Partnership to a successor to all or substantially all of its business and thereupon the Company will be relieved of any obligation it may have hereunder.  All references to the Company herein shall, unless otherwise indicated, be construed to include a successor to all or substantially all of the Company’s business.

3.             Agreement Regarding Chairman Position.  By executing this agreement on the signature block provided below, you hereby agree that the Board may, in its sole discretion, appoint you to the position of Chairman, with no reduction in your annual cash compensation or incentive compensation and such appointment shall not be deemed to constitute Good Reason under (i) that certain Amended and Restated Employment Agreement, dated as of April 9, 2003 by and between you and Woodcraft Industries, Inc., a wholly-owned subsidiary of the Company (the “Employment Agreement”) or (ii) the Existing Option Agreements.  The Company acknowledges and hereby agrees that, in the event you are appointed to the position of Chairman, your responsibilities and obligations will be reduced and that such reduction shall not in any way be deemed to constitute “Cause” under the Employment Agreement or the Existing Option Agreements.

4.             Agreement Regarding Stockholder Approval.  If requested by the Board, you hereby agree to execute a written waiver of (i) the payment of the Bonus and (ii) any amounts payable to you in connection with a Sale Event in respect of any stock options that vest as a result of such Sale Event (collectively, the “Change in Control Payment”).  Upon receipt of such written waiver, the Company hereby agrees to submit the Change in Control Payment to the stockholders of the Company for approval pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

5.             Agreement Regarding Acceleration.  In the event your Service Relationship is terminated by the Company without Cause or by you with Good Reason and an LOI is executed within sixty (60) days of such termination, then, notwithstanding anything to the contrary contained in the Existing Option Agreements, your option to purchase shares of the Company’s Voting Common Stock under the Existing Option Agreements shall become fully vested and exercisable immediately prior to the consummation of the Sale Event (if and only if such Sale Event is consummated) described in the LOI; provided, however that no such acceleration shall occur unless in connection with such Sale Event, the actual aggregate return on the Investment (as defined in the Existing Option Agreements) represents an internal rate of return (as calculated in good faith by Behrman Capital III, L.P.) of at least 24%.

6.             Acknowledgement Regarding Severance Pay.  The Company hereby acknowledges that pursuant to the terms of the Employment Agreement, you will be entitled to severance pay in an amount equal to two times your then current base salary in the event the term of your employment is not renewed by the Company.

7.             Miscellaneous Provisions.

(a)           Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective.  This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and you.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(c)           Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(d)           Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(e)           Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or to you shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(f)            Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(g)           Dispute Resolution.  Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Minneapolis, MN.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith.  This Section 7(g) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto.  Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(h)           Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

WII COMPONENTS, INC.

By:	/s/ Rodney Cohen
Name: Rodney Cohen
Title: President

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

/s/ John Fitzpatrick
Name: John Fitzpatrick

Address:

1710 Shadywood Road
Wayzata, MN 55391